Exhibit 5.1
FORM OF OPINION OF CONYERS DILL & PEARMAN
15 April, 2008

Longtop Financial Technologies Limited	DIRECT LINE: (852) 2842 9523
15/F, Block A, Chuangxin Building Software Park Xiamen, 361005	E-MAIL: Teresa.Tsai@conyersdillandpearman.com OUR REF: TT/jc/#266233 (M#872441) YOUR REF:
People’s Republic of China
Dear Sirs,
Longtop Financial Technologies Limited (the “Company”)
We have acted as special legal counsel in the Cayman Islands to the Company in connection with a Registration Statement on Form S-8 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the Securities and Exchange Commission (the “Commission”) on 15 April, 2008 relating to the registration under the United States Securities Act of 1933, as amended (the “Securities Act”), of 12,792,750 ordinary shares, par value US$0.01 per share (the “Ordinary Shares”), consisting of (i) 8,442,750 Ordinary Shares issued and issuable pursuant to the Longtop Financial Technologies Limited 2005 Long Term Incentive Plan (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), (ii) 4,200,000 Ordinary Shares (collectively, the “Well Active Shares”) held by Well Active International Limited, a British Virgin Islands company, for transfer from time to time by Well Active International Limited at the direction of the Company’s Chairman of the Board in connection with equity incentive grants to employees and directors of, and consultants to, the Company, and (iii) 150,000 Ordinary Shares which are currently held by, Derek Palaschuk, the Company’s chief financial officer (the “CFO Incentive Shares”, together with the Well Active Shares, the “Well Active Incentive Shares”).
For the purpose of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed the first amended and restated memorandum of association and the first amended and restated articles of association of the Company, copies of written resolutions of all the shareholders of the Company effective as from 8 October, 2007, and written resolutions of all the directors of the Company effective as from 9 October, 2007 (together, the “Resolutions”), a Certificate of Good Standing dated 9 April, 2008 (the “Certificate Date”) issued by the Register of Companies in relation to the Company and such other documents, and made such enquires as to questions of law, as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan, the documents evidencing Well Active International Limited’s ownership and holding of the Well Active Shares, the document evidencing Mr. Palaschuk’s ownership and holding of the CFO Incentive Shares and other documents reviewed by us, (c) that the resolutions contained in the Resolutions remain in full force and effect and have not been rescinded or amended, (d) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (e) that, upon the issue of any Ordinary Shares, the Company has received or will receive payment in full, and (f) that no person is aware of any improper purpose for the issue of the Ordinary Shares.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issue of the Ordinary Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.
On the basis of, and subject to, the foregoing, we are of the opinion that:
1.	As at the Certificate Date, the Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).
2.	When issued and paid for in accordance with the terms of the Plan, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
3.	Based solely upon our review of a certified copy of the register of members of the Company, certified by the Assistant Secretary of the Company on 9 April, 2008, the Well Active Incentive Shares are validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Conyers Dill & Pearman